UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

November 10, 2015 (November 10, 2015)

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

On November 10, 2015, the Board of Directors (the “Board”) of Dean Foods Company (the “Company”) approved an increase in the size of the Board from eight to nine members. The Board has elected Helen E. McCluskey and B. Craig Owens as directors, effective November 10, 2015, to fill two vacancies on the Board each to serve until the 2016 Annual Meeting of Stockholders. Each of the new directors will serve on the Board’s Audit Committee; Ms. McCluskey will also serve on the Compensation Committee and Mr. Owens will join the Nominating/Corporate Governance Committee.

Ms. McCluskey, age 60, was President, Chief Executive Officer and a member of the Board of Directors of The Warnaco Group, Inc. from February 2012 until its acquisition in February 2013 by PVH Corporation. Ms. McCluskey served as the Chief Operating Officer of The Warnaco Group, Inc. from September 2010 to February 2012, and as Group President from July 2004 to September 2010. Previously, she held various positions of increasing responsibility with Firestone Tire & Rubber Company (1977-1983), Playtex Apparel, Inc. (1983-2001) (which was acquired by Sara Lee Corporation in 1991) and Liz Claiborne Inc. (2001-2004). During her 18-year tenure with Sara Lee Corporation’s intimate apparel units, she held executive positions in marketing, operations and general management, including President of Playtex Apparel from 1999 to 2001. Ms. McCluskey serves on the Board of Directors of Avon Products, Inc. and Signet Jewelers Limited. She is a former member of the Board of Directors of The Warnaco Group, Inc. and of PVH Corporation.

Mr. Owens, age 61, was the Chief Financial Officer, Chief Administrative Officer and Senior Vice President of Campbell Soup Company from 2008 until his retirement in April 2014. Previously, he served as the Chief Financial Officer and Executive Vice President of Delhaize Group, an international food retailer headquartered in Belgium (2001-2008). Mr. Owens worked for over 20 years at the Coca-Cola Company and key franchisees serving in various management roles, including as Finance Director (CFO) for Coca-Cola Beverages plc from 1998 to 2000. Mr. Owens currently serves on the Board of Directors of J.C. Penney Company, Inc., on the Board of Trustees of Washington & Lee University and the Board of Directors of Friends’ Central School (Philadelphia). From December 2011 through August 2015, he served as a director of Pall Corporation and chaired its Audit Committee from January 2013 through August 2015, when it was acquired by Danaher Corporation.

The Board has determined that each of Ms. McCluskey and Mr. Owens is an independent director, as defined by the rules of the New York Stock Exchange and the Company’s Corporate Governance Principles. There is no arrangement or understanding between either Ms. McCluskey or Mr. Owens and any other persons pursuant to which each was appointed as a director of the Company. In making its independence determinations, the Board considered Mr. Owens’ service as a director of United States Cold Storage, Inc., a private company (“USCS”). Dean Foods contracts with USCS for cold storage warehousing and handling services, all in the ordinary course of its business. In 2014, Dean Foods paid USCS approximately $541,000 for such services, which amount is not material either to Dean Foods or to USCS. The Board determined, considering all relevant facts and circumstances, that this relationship was not material and did not impact Mr. Owens’ status as an independent director. Other than as referenced above, there have been no related party transactions involving either Ms. McCluskey or Mr. Owens and the Company.

For their service as non-employee directors, Ms. McCluskey and Mr. Owens will be compensated in the manner described under “Director Compensation” in the Company’s Proxy Statement, dated April 1, 2015, including an award of restricted stock units pursuant to the terms of the Company’s 2007 Stock Incentive Plan, as amended, that represents a pro-rata amount of the current annual equity award to non-employee directors based on the effective date of election.

A copy of the press release announcing their election to the Board of Directors is filed with this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Dean Foods Company press release dated November 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2015	DEAN FOODS COMPANY

	By:	/s/ Marc L. Kesselman
Marc L. Kesselman
Executive Vice President, General Counsel, Corporate Secretary and Government Affairs

EXHIBIT INDEX

Exhibit No.	Description

99.1	Dean Foods Company press release dated November 10, 2015.